CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated June 29, 2016 on the financial statements and financial highlights of CMG Long/Short Fund (formerly CMG Tactical Futures Strategy Fund), CMG Global Equity Fund, CMG Tactical Bond Fund and CMG Global Macro Strategy Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the April 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 26, 2016